Exhibit 99.1

For Immediate Release

Investor Contact:

Neil Kerman

Vice President, Corporate Finance 781-401-7152

neil.kerman@reebok.com

Media Contact:

Denise Kaigler

Senior Vice President and

Chief Communications Officer

781-401-7869

denise.kaigler@reebok.com

Paul Harrington Appointed President of Reebok Brand

Canton, MA. (January 9, 2006) – Reebok International (NYSE:RBK) has named Paul Harrington as President and CEO of the Reebok brand, effective immediately.  Harrington, 44, reports directly to Paul Fireman, Chairman and CEO of Reebok International Ltd.  Fireman had been serving as acting president of the Reebok brand since November, 2004.

Harrington had previously served as the company’s Senior Vice President of Global Operations and Chief Supply Chain Officer, responsible for all regional sales and marketing functions as well as the global supply chain organization.

In Harrington’s new role, he is responsible for the Reebok brand’s business worldwide. The leaders of all of the brand’s global functions, including product and marketing, as well as the brand’s regional heads now report directly to him.

“Over the years, I have watched Paul evolve into a strong leader,” said Fireman.  “I am confident that his international expertise, leadership skills, extensive industry experience and unwavering commitment to excellence make him the right choice for the role of president and CEO of the Reebok brand.  Furthermore, few others can match Paul’s level of personal and professional integrity and passion he has for both the brand and the industry as a whole.”

“In light of the planned merger with adidas, it is important to note that Herbert Hainer is aligned with my decision,” continued Fireman. “We are both confident that Paul is the right choice to provide decisive, effective and solid leadership for Reebok.”

Harrington, an 11-year industry veteran, first joined Reebok in 1994.  Since that time, he has held several executive level positions.   Harrington was charged with building Reebok’s world class global supply chain organization, and in November of 2004, he assumed additional responsibility for the Reebok brand’s Europe and Asia regions where he successfully stabilized the management team, increased profitability and returned the footwear business to growth in 2005.  In August of 2005, he was asked to add the North American region to his role, consolidating all operating units worldwide under his leadership.

Harrington’s impressive career also includes senior-level positions at both Levi Strauss and Ford Motor Company.

“Paul Fireman has built an incredible company that is well positioned for significant long-term growth,” stated Harrington. “I am looking forward to working with my talented and experienced senior management team to position Reebok as the preeminent brand in the entire athletic footwear and apparel industry,” concluded Harrington.

Reebok International Ltd. (NYSE: RBK), headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, CCM, Jofa, Koho and Greg Norman brands. Sales for 2004 totaled approximately $3.8 billion.  Reebok can be accessed on the World Wide Web at www.reebok.com.

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